Exhibit 99.1

Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock, Inc. Reports Fourth Quarter and Full Year 2004

Diluted EPS of $0.75 and $2.17, respectively.

Assets under Management at December 31, 2004 total $341.8 Billion.

New York, January 19, 2005 – BlackRock, Inc. (NYSE:BLK) today reported net income for the quarter ended December 31, 2004 of $49.8 million, or $0.75 per diluted share, compared to net income of $41.4 million, or $0.63 per diluted share, earned in the fourth quarter of 2003. Net income for the year ended December 31, 2004 was $143.1 million, or $2.17 per diluted share, compared to net income of $155.4 million, or $2.36 per diluted share, earned during 2003.

As previously announced, fourth quarter 2004 earnings included an income tax benefit of $9.5 million, or $0.14 per diluted share, associated with the release of reserves allocated to the Company’s New York City tax liability due to the receipt of a favorable preliminary audit finding for the 1998-2000 tax years. In addition, earnings for the fourth quarter included $13.4 million of Long-Term Retention and Incentive Plan (LTIP) expense, $3.2 million of underwriter structuring fees for a new closed-end fund and professional fees of $1.0 million associated with the pending acquisition of SSRM Holdings, Inc. (SSR), which, in total, resulted in after-tax charges of $11.2 million, or $0.17 per diluted share.

The Company’s net income for the year ended December 31, 2004 reflects LTIP expense of $104.0 million, or approximately $0.99 per diluted share, and $4.2 million, or approximately $0.04 per diluted share, in charges reflecting the after-tax impact of underwriter structuring fees for a new closed-end fund and professional fees associated with the acquisition of SSR, which were partially offset by New York City and State income tax benefits of $18.1 million, or $0.27 per diluted share and a $0.02 per diluted share benefit related to the sale of the Company’s interest in Trepp LLC during the second quarter of 2004.

Diluted earnings per share, as adjusted (see Table 2), for the quarter and year ended December 31, 2004 were $0.72 and $2.70, respectively, as compared to $0.63 and $2.36 earned for the fourth quarter and year ended December 31, 2003, respectively. Diluted earnings per share, as adjusted, reflects the exclusion of LTIP expense to be funded by a capital contribution of stock by The PNC Financial Services Group (PNC), New York State and City tax benefits, the sale of the Company’s interest in Trepp LLC and professional fees associated with the acquisition of SSR. Growth in diluted earnings per share, as adjusted, during 2004 is primarily due to operating income growth associated with the rise in assets under management (AUM) during the period and an increase in alternative investment product performance fees, partially offset by increased compensation costs and professional fees associated with Sarbanes-Oxley Act compliance activities.

AUM rose $18.3 billion during the quarter to $341.8 billion at December 31, 2004, up 6% from $323.5 billion at the end of the third quarter. For the full year, AUM increased $32.4 billion, or 10%, from $309.4 billion at year-end 2003. During the quarter, new business flows were positive in all asset classes, contributing $12.7 billion of the total increase in AUM. For the full year, net new business totaled $19.6 billion, driven by strong results across client channels worldwide. BlackRock Solutions business remained robust with the addition of eleven net new assignments and a 37% increase in revenues during 2004, and our Advisory Services effort got off to a strong start, winning two assignments in its first year.

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Fourth Quarter Earnings Release

“We closed 2004 on a strong note, both in terms of new business and investment performance,” commented Laurence D. Fink, Chairman and Chief Executive Officer of BlackRock. “While fixed income remains the cornerstone of our firm, we achieved greater diversification both within and across asset classes. For example, global bond AUM increased 57% during the year, domestic equities rose 35% and alternative investments were up 18%. Similarly, we have expanded and diversified our client base both across channels and geographically. Net new business was positive in each of our institutional client channels and, for the first time, inflows from international clients outpaced inflows from domestic investors for the full year. In addition, BlackRock Solutions achieved strong revenue growth with the addition or expansion of numerous client relationships.

“In many respects, we achieved our results by capitalizing on significant investments made over the past several years – in expanding our global presence, in enhancing our focus on alternatives, in improving coordination of our marketing and client service efforts, in building out our infrastructure, in the continued development of our technology and, most importantly, in continuing to foster the growth of intellectual capital in all areas of the firm. The efforts of every member of our team have been essential not only to continued success in our core activities, but also to the pursuit of our strategic initiatives, including our pending acquisition of SSR. Integration, planning and client consents are proceeding as expected, and we remain on track to close the acquisition at the end of January 2005.

“Our employees are focused on delivering superior investment results and service to our clients, and we remain committed to sustaining our culture of teamwork and excellence and to continuous improvement in all of our efforts. BlackRock is most significantly differentiated by our unique ability to integrate our capital markets and investing expertise, our BlackRock Solutions tools and intellectual capital, and our advisory services capabilities to help clients frame and solve problems ranging from investment management to risk management, hedging advice and strategic balance sheet advice. The quality and commitment of our team and our focus on delivering value-added services to our clients are the factors that I believe will enable us to further expand BlackRock’s franchise in 2005.”

Fourth Quarter and Full Year Business Highlights

•	Fixed income AUM closed the year at $240.7 billion, up $5.2 billion for the quarter and $26.4 billion for the year ended December 31, 2004. While we continued to attract new fundings in core bond products, strong inflows in targeted duration and global bond mandates helped to further diversify our asset base. While rebalancing flows were not a significant factor in 2004, approximately $7.7 billion of outflows resulted from one client’s implementation of a macro call on the markets and from merger activity impacting a number of other clients. In total, we recorded net new business of $1.3 billion and $15.6 billion during the quarter and full year, respectively. Investment performance remained competitive, with 88% or more of our institutional taxable fixed income composites outperforming their benchmarks and 89% or more of our taxable bond fund assets ranked in the top two Lipper quartiles for the one-, three- and five-year periods ending December 31, 2004.

•	Liquidity, or cash management, AUM closed the year up sharply to $78.1 billion. Net new business in all products other than securities lending totaled $11.9 billion and $6.7 billion for the quarter and full year, respectively. Securities lending portfolios experienced outflows of $1.7 billion during the quarter and $3.0 billion throughout the year. Fourth quarter inflows were notable given that the Federal Reserve increased the discount rate in November and December of 2004. We believe that we benefited from enhancements in our portfolio management process, improved competitiveness of our institutional funds, and selective expansion of our sales force and our product line. Although 100% of our institutional money market funds ranked in the top two Lipper quartiles for the one-, three- and five-year periods ending December 31, 2004, we expect flows to remain volatile as the Federal Reserve continues to raise interest rates.

•	Equity AUM ended the year at $14.8 billion, up 17% from $12.7 billion at third quarter-end and 8% from $13.7 billion at year-end 2003. Net new business in actively managed domestic equity products (i.e., other than the index fund) totaled $645 million for the quarter and $1.4 billion for the full year. During the year, we successfully launched several new open- and closed-end mutual

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Fourth Quarter Earnings Release

funds, including the BlackRock Global Energy and Resources Trust, a closed-end fund offered in conjunction with SSR during the fourth quarter. Although outflows in international equities totaled $2.1 billion for the year, the majority occurred during the first half of the year. As performance strengthened, the pace of outflows diminished and selected clients awarded us additional funds and new accounts. We closed the year well-positioned for additional growth, with 77% and 94% of equity mutual fund assets ranked in the top two Lipper quartiles for the year and the fourth quarter, respectively, including BlackRock Select Equity, which was ranked among the ten best performing large cap core equity funds in 2004.

•	Alternative investment AUM closed the year at $8.2 billion, up $784 million (11%) versus September 30, 2004 levels and $1.3 billion (18%) year-over-year. Throughout the year, we benefited from a highly robust new product effort. During the fourth quarter, we offered a new collateralized debt obligation, and had first closings for our new real estate mezzanine debt fund and for a credit-oriented fixed income hedge fund. We also continued to attract assets in an absolute return bond product launched earlier this year, as well as in our existing hedge fund and fund of funds offerings. Performance was competitive and strong across most products. Of particular note, our flagship hedge fund of funds reached its five-year anniversary, outperforming the HFRI Fund of Funds Composite index for each of the one-, three- and five-year periods ended December 31, 2004.

•	BlackRock Solutions recorded a 37% increase in revenues versus 2003. During the quarter, we added two new risk management assignments and completed two advisory assignments. For the year, we added eleven net new assignments, including three Aladdin® (investment system outsourcing), seven risk management and one advisory mandate. Among these mandates was our first international assignment, opening a previously untapped source of new business for BlackRock Solutions. In addition to the foregoing, our newly formed Advisory Services Group was retained on two assignments during 2004. Although much progress has been made, staffing remains the most critical constraint to the growth of these businesses, and additional investments will be required to sustain our momentum in these products and services.

•	New business efforts, which continued to flourish across multiple channels, yielded $12.7 billion of net inflows for the quarter and $19.6 billion for the full year. Led by institutional liquidity investors ($10.4 billion) and tax-exempt institutions ($1.7 billion), net new business was positive in every client channel during the quarter. For the full year, net inflows included $7.5 billion from taxable institutions, $7.0 billion from tax-exempt clients, $5.6 billion from institutional liquidity investors and $2.1 billion from mutual fund investors other than PNC-related clients. Geographically, new business flows evidenced continued growth of our global presence, with $10.0 billion of net fundings from international clients during the year.

•	We ended 2004 with positive momentum across much of our product line-up. Our pipeline remains robust, with $8.2 billion of wins funded or to be funded since quarter-end and over 250 searches in process across products. In addition, interest in our BlackRock Solutions and Advisory Services offerings remains very high, and multiple opportunities are in development. The combination of strong, competitive performance and exceptional client service remains vital to maintaining our momentum.

SSR Acquisition Update

•	In late August 2004, we announced that BlackRock had entered into a definitive agreement to acquire SSR from MetLife, Inc. and SSR employees. All areas of both firms have worked closely together to plan the integration and to ensure a smooth transition for clients of the combined firm. We remain on track to close the transaction at the end of January 2005.

•	Since we announced the transaction, we have worked closely with SSR’s management team to assess our respective capabilities and develop an integration plan that brings together the best of both organizations. As a result of this process, more than 350 employees associated with SSR were given offers to join the combined firm, 94% of which were accepted. Their talents will augment

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Fourth Quarter Earnings Release

our capabilities in fixed income, enhance our domestic equity and alternative investment platforms, and expand our mutual fund distribution efforts. We look forward to welcoming these professionals to the BlackRock team.

•	In addition to organizational planning, BlackRock and SSR teams have worked closely with the board of directors of the SSR Funds. Following their unanimous decision to recommend merger of our funds, we solicited approval from the shareholders of SSR’s fifteen mutual funds. Ten of these funds received approval prior to year-end, and we expect the remaining five to be approved at a general meeting of shareholders on January 24th. Notably, during the fourth quarter, these teams also worked together on the offering of the BlackRock Global Energy and Resources Trust, a closed-end fund in which we raised $635 million. This early success highlights the potential for the combined firm in private client channels.

•	BlackRock, SSR and MetLife, Inc. professionals have also coordinated communication with all institutional clients and consultants. We recognized at the outset that manager concentration and organizational changes might adversely impact AUM, but we maintained an open dialogue and shared decisions as early as possible with all investors. The client consent process, though still ongoing, is proceeding as anticipated. We continue to work diligently to ensure a smooth transition for all clients. Importantly, we remain enthusiastic about the scale, scope and strength of the combined firm and the opportunities we will have to better serve our clients in the future.

BlackRock, Inc.

Fourth Quarter 2004 Earnings Release

Total revenue for the quarter ended December 31, 2004 increased $27.5 million, or 17%, to $188.7 million, compared to $161.2 million for the quarter ended December 31, 2003. Separate account revenue and other income increased by $23.4 million, or 28%, and $5.0 million, or 25%, respectively, which were partially offset by a decrease in mutual funds revenue of $1.0 million, or 2%. The increase in separate account revenue represents a $17.6 million, or 19%, increase in separate account base fees driven by a $25.3 billion, or 11%, increase in AUM, and a $5.8 million increase in performance fees primarily driven by positive performance in the Company’s fixed income hedge fund and real estate products. Other income increased largely due to strong sales in BlackRock Solutions products and services and fees earned by the Company’s Advisory Services Group. Mutual fund revenue decreased primarily due to decreases in average assets in the BlackRock Funds and the BlackRock Liquidity Funds, partially offset by new closed-end funds launched since December 31, 2003, which generated $1.9 billion of additional AUM.

	Three months ended			Variance vs.
	December 31,			December 31, 2003		September 30, 2004
	2004	2003	September 30, 2004	Amount	%	Amount	%
(Dollar amounts in thousands)

Mutual funds revenue
BlackRock Funds	$16,937	$18,865	$16,289	($1,928)	(10.2%)	$648	4.0%
Closed-end Funds	19,191	15,804	17,978	3,387	21.4	1,213	6.7
BlackRock Liquidity Funds	18,986	21,486	19,508	(2,500)	(11.6)	(522)	(2.7)
Other commingled funds	337	263	298	74	28.1	39	13.1

Total mutual funds revenue	55,451	56,418	54,073	(967)	(1.7)	1,378	2.5

Separate accounts revenue
Separate accounts base fees	100,643	83,059	92,943	17,584	21.2	7,700	8.3
Separate accounts performance fees	7,649	1,800	539	5,849	NM	7,110	NM

Total separate accounts revenue	108,292	84,859	93,482	23,433	27.6	14,810	15.8

Total investment advisory and administration fees	163,743	141,277	147,555	22,466	15.9	16,188	11.0

Other income	24,934	19,934	23,444	5,000	25.1	1,490	6.4

Total revenue	$188,677	$161,211	$170,999	$27,466	17.0%	$17,678	10.3%

NM = Not meaningful

During the fourth quarter of 2004, revenue increased approximately $17.7 million, or 10%, as compared to the third quarter of 2004 primarily due to a $7.7 million increase in separate account base fees due to a $5.0 billion increase in AUM, increased alternative product performance fees of $7.4 million and a $1.2 million increase in closed end fund fees. During the fourth quarter of 2004, new closed-end fund launches resulted in a $0.9 billion increase in AUM.

BlackRock, Inc.

Fourth Quarter 2004 Earnings Release

Total revenue for the year ended December 31, 2004 increased $127.1 million, or 21%, to $725.3 million compared to $598.2 million during the year ended December 31, 2003. Separate account revenue increased by $90.1 million, or 28%, mutual funds revenue increased by $14.8 million, or 7%, and other income increased by $22.2 million, or 32%, compared with the year ended December 31, 2003. The growth in separate account fees primarily consisted of an increase in base fees of $57.4 million, or 18%, reflecting a $25.3 billion, or 11%, increase in AUM and an increase in alternative product performance fees of $32.1 million. The increase in mutual funds revenue was due to an $18.8 million, or 36%, increase in closed-end fund revenue partially offset by a decrease in fees earned from the BlackRock Liquidity Funds of $4.8 million, or 6%. Closed-end fund revenue increased during the period due to several closed-end fund launches during the year, resulting in a $1.5 billion increase in AUM. The reduction in BlackRock Liquidity Funds revenue was the result of a decrease of approximately $2.7 billion in average AUM. Other income increased primarily due to strong sales of BlackRock Solutions products and services and fees earned by the Company’s Advisory Services Group.

	Year ended December 31,		Variance
	2004	2003	Amount	%
(Dollar amounts in thousands)
Mutual funds revenue
BlackRock Funds	$70,066	$69,361	$705	1.0%
Closed-end Funds	71,443	52,685	18,758	35.6
BlackRock Liquidity Funds	78,265	83,035	(4,770)	(5.7)
Other commingled funds	1,175	1,055	120	11.4

Total mutual funds revenue	220,949	206,136	14,813	7.2

Separate accounts revenue
Separate accounts base fees	371,068	313,681	57,387	18.3
Separate accounts performance fees	41,606	8,875	32,731	NM

Total separate accounts revenue	412,674	322,556	90,118	27.9

Total investment advisory and administration fees	633,623	528,692	104,931	19.8
Other income	91,688	69,520	22,168	31.9

Total revenue	$725,311	$598,212	$127,099	21.2%

NM = Not meaningful

BlackRock, Inc.

Fourth Quarter 2004 Earnings Release

Total expense for the quarter ended December 31, 2004 increased $33.4 million, or 34%, to $132.8 million, compared to $99.5 million during the quarter ended December 31, 2003. The increase in expense for the quarter primarily reflects increases of $15.8 million in employee compensation and benefits, $13.4 million in LTIP-related charges and $5.7 million in general and administration expense. Exclusive of LTIP-related charges, total expense for the fourth quarter of 2004 would have increased $20.0 million, or 20%, from 2003. The rise in employee compensation and benefits is primarily attributable to increased salary and benefits expense of $6.6 million, largely due to higher staffing levels, increased incentive compensation due to operating income growth and alternative investment product incentives and $1.7 million in appreciation on Rabbi trust assets associated with the Company’s deferred compensation plans. Appreciation or depreciation on Rabbi trust assets are also reflected in the Company’s investment income. The rise in general and administration expense primarily reflects increased marketing and promotional costs of $4.6 million, or 62%, including $3.2 million in underwriter structuring fees for a new closed-end fund (The BlackRock Global Energy & Resources Trust), and $1.0 million in professional fees associated with the pending acquisition of SSR.

	Three months ended			Variance vs.
	December 31,		September 30, 2004	December 31, 2003		September 30, 2004
	2004	2003		Amount	%	Amount	%
(Dollar amounts in thousands)

General and administration expense:
Marketing and promotional	$11,933	$7,372	$7,823	$4,561	61.9%	$4,110	52.5%
Occupancy	5,774	5,422	6,066	352	6.5	(292)	(4.8)
Technology	4,903	5,008	4,771	(105)	(2.1)	132	2.8
Other general and administration	14,206	13,287	10,599	919	6.9	3,607	34.0

Total general and administration expense	$36,816	$31,089	$29,259	$5,727	18.4%	$7,557	25.8%

The $60.5 million decrease in expense from third quarter of 2004 is primarily due to $90.6 million in LTIP-related charges recognized during the third quarter of 2004 versus $13.4 million during the current quarter. Exclusive of LTIP-related charges, total expense for the fourth quarter of 2004 would have increased $16.7 million, or 16%, from the third quarter of 2004 due to a $6.8 million increase in incentive compensation costs, a $4.1 million rise in marketing and promotional costs, primarily consisting of $3.2 million in underwriter structuring fees for a new closed-end fund, $1.8 million in increased appreciation on Rabbi trust assets associated with the Company’s deferred compensation plans and a $1.6 million rise in professional fees primarily related to the pending acquisition of SSR and Sarbanes-Oxley Act compliance activities.

Total expenses for the year ended December 31, 2004 increased $189.6 million to $559.5 million compared to $369.9 million during the year ended December 31, 2003. The increase was primarily attributable to $104.0 million in LTIP-related charges recognized during 2004 as well as an increase of $58.2 million, or 25%, in employee compensation and benefits, an increase of $21.4 million, or 20%, in general and administration expense and the recognition of a $6.1 million impairment of an acquired management contract during 2004. Exclusive of LTIP-related charges and the impairment charge, total expense for 2004 would have increased $79.5 million, or 21%, from 2003. The rise in employee compensation expense reflects increased incentive compensation of $30.8 million and a $26.2 million rise in salaries and benefits largely due to higher staffing levels to support Company growth particularly in BlackRock Solutions. General and administration expense rose during the period due to a $9.6 million, or 34%, increase in marketing and promotional expense largely related to new closed-end issuance, higher professional fees of $5.2 million for legal and accounting services related to mutual fund regulatory inquiries, Sarbanes-Oxley Act compliance activities and the acquisition of SSR and a

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Fourth Quarter 2004 Earnings Release

$3.1 million increase in subadvisory fees primarily related to performance fees earned on a collaterized debt obligation during 2004.

	Year ended December 31,		Variance
	2004	2003	Amount	%
(Dollar amounts in thousands)

General and administration expense:
Marketing and promotional	$37,602	$28,052	$9,550	34.0%
Occupancy	23,407	22,033	1,374	6.2
Technology	18,835	18,544	291	1.6
Other general and administration	48,894	38,704	10,190	26.3

Total general and administration expense	$128,738	$107,333	$21,405	19.9%

Fourth quarter operating income of $55.8 million, which included $13.4 million of LTIP expense, $3.2 million of underwriter structuring fees on a new closed-end fund, $1.0 million of SSR acquisition costs and a $1.7 million increase in appreciation on Rabbi trust assets, declined $6.0 million from the $61.8 million earned in 2003.

Operating income for the year ended December 31, 2004 of $165.8 million, which included $104.0 million of LTIP expense, $3.2 million of underwriter structuring fees on a new closed-end fund, $1.0 million of SSR acquisition costs and a $1.3 million increase in appreciation on Rabbi trust assets, declined $62.5 million from the $228.3 million earned in 2003.

Non-operating income for the quarter ended December 31, 2004 increased $2.4 million as compared to the fourth quarter of 2003 primarily due to increased appreciation on Rabbi trust assets associated with the Company’s deferred compensation plans of $1.7 million and increased securities gains of $0.5 million during the period. During the fourth quarter of 2004, non-operating income increased $2.0 million as compared to the third quarter of 2004 largely due to a $1.8 million increase in appreciation on Rabbi trust assets associated with the Company’s deferred compensation plans. For the year ended December 31, 2004, non-operating income increased $12.0 million compared to the prior year primarily due to the recognition of a $12.9 million gain on the sale of the Company’s interest in Trepp LLC during 2004 partially offset by decreased securities gains and investment income.

Outlook

Based on current conditions, which assume no significant changes in economic activity, interest rates or new business momentum, management expects first quarter 2005 GAAP diluted earnings per share to be in a range of $0.58 to $0.62 and diluted earnings per share, as adjusted, to be in a range of $0.79 to $0.83. Full year 2005 GAAP diluted earnings per share are expected to be in a range of $2.83 to $3.13 and diluted earnings per share, as adjusted, are expected to be in a range of $3.40 to $3.70, respectively. 2005 guidance reflects the estimated impact of the Company’s acquisition of SSR including expected financing costs and one-time charges of approximately $0.09 per diluted share in the first quarter. The following table reconciles GAAP and adjusted diluted earnings per share.

	Outlook
	First Quarter 2005	Full Year 2005
Diluted earnings per share, GAAP basis	$0.58 - $0.62	$2.83 - $3.13
Per diluted share adjustments:
PNC LTIP funding obligation	$0.12	$0.48
SSR acquisition costs	$0.09	$0.09

Diluted earnings per share, as adjusted	$0.79 - $0.83	$3.40 - $3.70

Management believes that earnings per diluted share, as adjusted, is an effective indicator of the Company’s profitability and financial performance over time. The LTIP expense associated with awards to be met by PNC’s funding requirement has been excluded from adjusted earnings per diluted share because, exclusive of the impact related to LTIP participants’ put options, these non-cash charges will not impact BlackRock’s book value. SSR acquisition costs, which have been deemed non-recurring by management, have been excluded from earnings per diluted share, as adjusted, to help ensure the comparability of this information to prior reporting periods.

Performance Notes

Past performance is no guarantee of future results.

Mutual fund performance data assumes the reinvestment of dividends and capital gains distributions and reflects the performance of the Institutional Class, with the exception of the BlackRock Funds, Government Income Portfolio, which reflects the performance of the Investor B Shares class. BlackRock waives fees, without which performance would be lower. Investments in BlackRock Funds and BlackRock Liquidity Funds are neither insured nor guaranteed by the U.S. government. Relative peer group performance is based on quartiles from Lipper Inc. Lipper rankings are based on total returns with dividends and distributions reinvested and do not reflect sales charges. Funds with returns among the top 25% of a peer group of funds with comparable objectives are in the first quartile and funds with returns in the next 25% of a peer group are in the second quartile. Some funds have less than five years of performance.

Fixed Income Portfolios of BlackRock Funds: The Core Bond Total Return and the Managed Income Portfolios are in the Intermediate Investment Grade Debt Lipper peer group. The Intermediate Bond Portfolio is in the Short-Intermediate Investment Grade Debt Lipper peer group. The Low Duration Bond Portfolio is in the Short Investment Grade Debt Lipper peer group. The High Yield Bond Portfolio is in the High Current Yield Lipper peer group and the GNMA Portfolio is in the GNMA Lipper peer group. The Intermediate Government Portfolio is in the Intermediate U.S. Government Lipper peer group and the Government Income Portfolio is in the General U.S. Government Lipper peer group.

Equity Portfolios of BlackRock Funds: The Select Equity and Large Cap Value Equity Portfolios are in the Large Cap Core and Multi-Cap Value Lipper peer groups, respectively. The Index Equity Portfolio is in the S&P 500 Index Objective Lipper peer group. The Mid-Cap Value Equity Portfolio is in the Mid Cap

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Fourth Quarter 2004 Earnings Release

Value Lipper peer group. The Balanced Portfolio is in the Balanced Lipper peer group. The U.S. Opportunities Portfolio is in the Mid Cap Core Lipper peer group. The International Equity Portfolio is in the International Multi-Cap Core Lipper peer group. The Small Cap Core Portfolio is in the Small Cap Core Lipper peer group. The International Opportunities Portfolio is in the International Small/Mid Cap Growth Lipper peer group.

BlackRock Liquidity Funds: TempFund and TempCash are in the Institutional Money Market Lipper peer group, and Federal Trust Fund and FedFund are in the Institutional U.S. Government Money Market Lipper peer group. T-Fund and Treasury Trust Fund are in the Institutional U.S. Treasury Lipper peer group. MuniCash and MuniFund are in the Institutional Tax-Exempt Money Market Lipper peer group. California Money Fund and New York Money Fund are in the California Tax-Exempt and New York Tax-Exempt Money Market Lipper peer groups, respectively.

Composites Performance: Results do not reflect the deduction of management/advisory fees and other expenses, which will reduce a client’s return. For example, assuming an annual gross return of 8% and an annual management/advisory fee of 0.25%, the net annualized total return of a composite would be 7.74% over a 5-year period. BlackRock is the source of benchmark data for fixed income composites. Some BlackRock composites have less than five years of performance.

About BlackRock

BlackRock is one of the largest publicly traded investment management firms in the United States with approximately $342 billion of assets under management at December 31, 2004. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, liquidity and alternative investment products. In addition, BlackRock provides risk management, investment system outsourcing and financial advisory services to a growing number of institutional investors. Clients are served from the Company’s headquarters in New York City, as well as offices in Boston, Edinburgh, Hong Kong, San Francisco, Singapore, Sydney, Tokyo and Wilmington. BlackRock is majority owned by The PNC Financial Services Group, Inc. (NYSE: PNC) and by BlackRock employees. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. The information contained on our website is not a part of this press release.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s Securities and Exchange Commission (SEC) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s advised or sponsored investment products and separately managed accounts; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or

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Fourth Quarter 2004 Earnings Release

divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) changes in circumstances affecting the expense recognition of BlackRock’s 2002 Long-Term Retention and Incentive Plan; and (16) the closing of the Company’s acquisition of SSR and, after the closing, the integration of the business of SSR into the business of BlackRock, including, among other things, the levels of SSR assets retained after the closing, the retention of SSR employees and the costs of the acquisition and of the integration of the two businesses.

BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2003 and BlackRock’s subsequent reports filed with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

# # #

TABLE 1

BlackRock, Inc.

Financial Highlights

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended			Variance vs.
	December 31,		September 30,	December 31, 2003		September 30, 2004
	2004	2003	2004	Amount	%	Amount	%
Total revenue	$188,677	$161,211	$170,999	$27,466	17%	$17,678	10%
Total expense	$132,851	$99,457	$193,375	$33,394	34%	$(60,524)	-31%
Operating income (loss)	$55,826	$61,754	$(22,376)	$(5,928)	-10%	$78,202	NM
Net income (loss)	$49,752	$41,355	$(9,814)	$8,397	20%	$59,566	NM
Diluted earnings (loss) per share	$0.75	$0.63	$(0.15)	$0.12	19%	$0.90	NM
Diluted earnings per share, as adjusted (a)	$0.72	$0.63	$0.56	$0.09	14%	$0.16	29%
Average diluted shares outstanding	66,229,527	65,634,589	63,676,776	594,938	1%	2,552,751	4%
Operating margin (b)	38.1%	40.9%	32.0%
Assets under management ($ in millions)	$341,760	$309,356	$323,465	$32,404	10%	$18,295	6%

	Year ended
	December 31,		Variance
	2004	2003	Amount	%
Total revenue	$725,311	$598,212	$127,099	21%
Total expense	$559,513	$369,936	$189,577	51%
Operating income	$165,798	$228,276	$(62,478)	-27%
Net income	$143,141	$155,402	$(12,261)	-8%
Diluted earnings per share	$2.17	$2.36	$(0.19)	-8%
Diluted earnings per share, as adjusted (a)	$2.70	$2.36	$0.34	14%
Average diluted shares outstanding	65,960,473	65,860,368	100,105	0%
Operating margin (b)	36.9%	40.9%
Assets under management ($ in millions)	$341,760	$309,356	$32,404	10%

NM—Not meaningful.

(a)	All required disclosures for this non-GAAP measure have been included at Table 2.

(b)	Operating income, adjusted for LTIP expense and appreciation on Rabbi trust assets, divided by total revenue less fund administration and servicing costs. Computations for all periods presented include affiliated and non-affiliated fund administration and servicing expense reported as a separate income statement line item and are derived from the Company's consolidated financial statements, as follows:

	Three months ended			Year ended December 31,
	December 31,		September 30,
	2004	2003	2004	2004	2003
Operating income (loss), GAAP basis	$55,826	$61,754	($22,376)	$165,798	$228,276
Add back: LTIP expense	13,393	—	90,606	103,999	—
Less: BlackRock's LTIP funding requirement	(2,411)	—	(16,481)	(18,892)	—
Add back: appreciation on Rabbi trust assets	2,081	362	267	4,479	3,141

Operating income, as adjusted	68,889	62,116	52,016	255,384	231,417

Revenue, GAAP basis	188,677	161,211	170,999	725,311	598,212
Less: fund administration and servicing costs	(7,939)	(9,393)	(8,277)	(32,593)	(32,773)

Revenue used for operating margin measurement	180,737	151,818	162,722	692,718	565,439

Operating margin, GAAP basis	29.6%	38.3%	-13.1%	22.9%	38.2%

Operating margin, as reported	38.1%	40.9%	32.0%	36.9%	40.9%

We believe that operating margin, as reported, is an effective indicator of management's ability to effectively employ the Company's resources. Appreciation on Rabbi trust assets associated with the Company's deferred compensation plans has been excluded because investment performance of these assets has a nominal impact on net income. Fund administration and servicing costs have been excluded from operating margin because these costs fluctuate based on the discretion of a third party.

TABLE 2

BlackRock, Inc.

Adjusted Diluted Earnings Per Share Quarterly Trend

(Dollar amounts in thousands, except share data)

(unaudited)

Management believes that adjusted earnings per diluted share is an effective indicator of the Company's profitability and financial performance over time. The LTIP expense associated with awards to be met by PNC's funding requirement has been excluded from adjusted earnings per diluted share because, exclusive of the impact related to LTIP participants' put options, these non-cash charges will not impact BlackRock's book value. The remaining items disclosed below, which have been deemed non-recurring by management, have been excluded from adjusted earnings per diluted share to help ensure the comparability of this information to prior reporting periods.

2004	Quarter
	1st			2nd				3rd				4th				Total
	As reported	Non-GAAP Adjustments	As adjusted	As reported	Non-GAAP Adjustments		As adjusted	As reported	Non-GAAP Adjustments		As adjusted	As reported	Non-GAAP Adjustments		As adjusted	As reported	Non-GAAP Adjustments	As adjusted
Revenues	$181,823	$—	$181,823	$183,812	$—		$183,812	$170,999	$—		$170,999	$188,677	$—		$188,677	$725,311	$—	$725,311

Expenses
Compensation and benefits	66,069	—	66,069	81,618	(7,004	)(b)	74,614	64,950	—		64,950	74,502	—		74,502	287,139	(7,004)	280,135
Long Term Retention and Incentive Plan	—	—	—	—	—		—	90,606	(74,125	)(c)	16,481	13,393	(10,982	)(c)	2,411	103,999	(85,107)	18,892
Other	45,987	—	45,987	39,613	—		39,613	37,819	—		37,819	44,956	(1,000	)(d)	43,956	168,375	(1,000)	167,375

Total	112,056	—	112,056	121,231	(7,004)		114,227	193,375	(74,125)		119,250	132,851	(11,982)		120,869	559,513	(93,111)	466,402

Operating income (loss)	69,767	—	69,767	62,581	7,004		69,585	(22,376)	74,125		51,749	55,826	11,982		67,808	165,798	93,111	258,909
Nonoperating income (loss)	5,813	—	5,813	15,488	(12,947	)(b)	2,541	5,682	—		5,682	7,657	—		7,657	34,640	(12,947)	21,693
Income taxes	20,089	8,659 (a)	28,748	26,521	(1,459	)(e)	24,922	(7,265)	27,426	(e)	20,161	12,919	9,545	(a)	26,837	52,264	48,404	100,668
					(140	)(a)							4,373	(e)
Minority interest	284	—	284	3,552	(2,912	)(b)	640	385	—		385	812	—		812	5,033	(2,912)	2,121

Net income (loss)	$55,207	$(8,659)	$46,548	$47,996	$(1,432)		$46,564	$(9,814)	$46,699		$36,885	$49,752	$(1,936)		$47,816	$143,141	$34,672	$177,813

Diluted earnings (loss) per share	$0.84	$(0.13)	$0.71	$0.73	$(0.02)		$0.71	$(0.15)	$0.71		$0.56	$0.75	$(0.03)		$0.72	$2.17	$0.53	$2.70

Diluted shares outstanding	65,807,605		65,807,605	65,766,979			65,766,979	63,676,776	2,303,856	(f)	65,980,632	66,229,527			66,229,527	65,960,473		65,960,473

2003	Quarter
	1st			2nd				3rd				4th				Total
	As reported	Non-GAAP Adjustments	As adjusted	As reported	Non-GAAP Adjustments		As adjusted	As reported	Non-GAAP Adjustments		As adjusted	As reported	Non-GAAP Adjustments		As adjusted	As reported	Non-GAAP Adjustments	As adjusted
Revenues	$142,751	$—	$142,751	$143,906	$—		$143,906	$150,344	$—		$150,344	$161,211	$—		$161,211	$598,212	$—	$598,212

Expenses
Compensation and benefits	55,386	—	55,386	55,819	—		55,819	58,956	—		58,956	58,744	—		58,744	228,905	—	228,905
Other	33,299	—	33,299	33,285	—		33,285	33,734	—		33,734	40,713	—		40,713	141,031	—	141,031

Total	88,685	—	88,685	89,104	—		89,104	92,690	—		92,690	99,457	—		99,457	369,936	—	369,936

Operating income	54,066	—	54,066	54,802	—		54,802	57,654	—		57,654	61,754	—		61,754	228,276	—	228,276
Nonoperating income	3,365	—	3,365	8,082	—		8,082	5,934	—		5,934	5,245	—		5,245	22,626	—	22,626
Income taxes	22,111	—	22,111	24,210	—		24,210	23,579	—		23,579	25,347	—		25,347	95,247	—	95,247
Minority interest	—	—	—	—	—		—	(44)	—		(44)	297	—		297	253	—	253

Net income	$35,320	$—	$35,320	$38,674	$—		$38,674	$40,053	$—		$40,053	$41,355	$—		$41,355	$155,402	$—	$155,402

Diluted earnings per share	$0.54	$—	$0.54	$0.58	$—		$0.58	$0.61	$—		$0.61	$0.63	$—		$0.63	$2.36	$—	$2.36

Notes to table:

(a)	Tax benefits related to resolution of New York State and New York City tax audits.
(b)	Impact related to the Company's sale of its equity interest in Trepp LLC.
(c)	Incentive compensation related to PNC's LTIP funding requirement.
(d)	One time charges related to SSR acquisition.
(e)	Tax impact of all pre tax income adjustments.
(f)	Antidilutive common stock equivalents by virtue of the Company's net loss during the period.

TABLE 3

BlackRock, Inc.

Condensed Consolidated Statements of Income

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended			Year ended
	December 31, 2004	December 31, 2003	% Change	December 31, 2004	December 31, 2003	% Change
Revenue
Investment advisory and administration fees
Mutual funds	$55,451	$56,418	(1.7%)	$220,949	$206,136	7.2%
Separate accounts	108,292	84,859	27.6	412,674	322,556	27.9

Total investment advisory and administration fees	163,743	141,277	15.9	633,623	528,692	19.8
Other income	24,934	19,934	25.1	91,688	69,520	31.9

Total revenue	188,677	161,211	17.0	725,311	598,212	21.2

Expense
Employee compensation and benefits	74,502	58,744	26.8	287,139	228,905	25.4
Long-Term Retention and Incentive Plan	13,393	—	NM	103,999	—	NM
Fund administration and servicing costs
Affiliates	4,100	6,699	(38.8)	18,342	26,949	(31.9)
Other	3,839	2,694	42.5	14,251	5,824	144.7
General and administration	36,816	31,089	18.4	128,738	107,333	19.9
Amortization of intangible assets	201	231	(13.0)	947	925	2.4
Impairment of intangible assets	—	—	0.0	6,097	—	NM

Total expense	132,851	99,457	33.6	559,513	369,936	51.2

Operating income	55,826	61,754	(9.6)	165,798	228,276	(27.4)

Non-operating income (expense)
Investment income	7,824	5,497	42.3	35,475	23,349	51.9
Interest expense	(167)	(252)	(33.7)	(835)	(723)	15.5

	7,657	5,245	46.0	34,640	22,626	53.1

Income before income taxes and minority interest	63,483	66,999	(5.2)	200,438	250,902	(20.1)
Income taxes	12,919	25,347	(49.0)	52,264	95,247	(45.1)

Income before minority interest	50,564	41,652	21.4	148,174	155,655	(4.8)
Minority interest	812	297	NM	5,033	253	NM

Net income	$49,752	$41,355	20.3	$143,141	$155,402	(7.9)

Weighted-average shares outstanding
Basic	63,676,069	64,072,611	(0.6%)	63,688,955	64,653,352	(1.5%)
Diluted	66,229,527	65,634,589	0.9%	65,960,473	65,860,368	0.2%
Earnings per share
Basic	$0.78	$0.65	20.0%	$2.25	$2.40	(6.3%)
Diluted	$0.75	$0.63	19.0%	$2.17	$2.36	(8.1%)
Dividends paid per share	$0.25	$0.20	25.0%	$1.00	$0.40	NM

NM - Not meaningful.

TABLE 4

BlackRock, Inc.

Condensed Consolidated Statements of Financial Condition

(Dollar amounts in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	$457,673	$315,941
Accounts receivable	165,342	127,316
Investments	227,497	234,923
Property and equipment, net	93,701	87,006
Intangible assets, net	184,110	192,079
Other assets	16,912	9,958

Total assets	$1,145,235	$967,223

Liabilities, minority interest and stockholders' equity
Accrued compensation	$207,352	$172,447
Long-Term Retention and Incentive Plan	103,999	—
Accounts payable and accrued liabilities	30,817	60,098
Acquired management contract obligation	4,810	5,736
Other liabilities	12,736	14,395

Total liabilities	359,714	252,676

Minority interest	17,169	1,239

Stockholders' equity	768,352	713,308

Total liabilities, minority interest and stockholders' equity	$1,145,235	$967,223

TABLE 5

BlackRock, Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

(unaudited)

	Year ended December 31,
	2004	2003
Cash flows from operating activities
Net income	$143,141	$155,402
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,686	21,366
Impairment of intangible assets	6,097	—
Minority interest	5,033	220
Stock-based compensation	11,947	6,351
Deferred income taxes	(25,149)	(2,311)
Tax benefit from stock-based compensation	3,424	6,506
Net gain on investments	(13,636)	(2,961)
Changes in operating assets and liabilities:
Increase in accounts receivable	(27,040)	(13,198)
Increase in investments, trading	(9,692)	(22,057)
Decrease in receivable from affiliates	13,040	200
Increase in other assets	(4,160)	(540)
Increase in accrued compensation	34,905	5,493
Increase in Long-Term Retention and Incentive Plan	103,999	—
Increase (decrease) in accounts payable and accrued liabilities	(30,539)	23,193
Increase (decrease) in other liabilities	(698)	1,931

Cash provided by operating activities	231,358	179,595

Cash flows from investing activities
Purchase of property and equipment	(25,592)	(13,453)
Purchase of investments	(97,636)	(181,671)
Sale of investments	192,254	184,405
Deemed cash contribution upon consolidation of VIE	6,412	—
Consolidation of sponsored investment funds	(68,337)	—
Acquisitions, net of cash acquired	(74)	(8,930)

Cash provided by (used in) investing activities	7,027	(19,649)

Cash flows from financing activities
Issuance of class A common stock	—	623
Dividends paid	(63,657)	(25,614)
Distributions paid to minority interest holders	(5,797)	—
Subscriptions to consolidated sponsored investment funds	12,978	—
Purchase of treasury stock	(57,607)	(83,418)
Reissuance of treasury stock	15,369	6,915
Acquired management contract obligation payment	(926)	(842)

Cash used in financing activities	(99,640)	(102,336)

Effect of exchange rate changes on cash and cash equivalents	2,987	3,097

Net increase in cash and cash equivalents	141,732	60,707
Cash and cash equivalents, beginning of year	315,941	255,234

Cash and cash equivalents, end of year	$457,673	$315,941

TABLE 6

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

	December 31,
	2004	2003
All Accounts
Fixed income	$240,709	$214,356
Liquidity	78,057	74,345
Equity	14,792	13,721
Alternative investment products	8,202	6,934

Total	$341,760	$309,356

Separate Accounts
Fixed income	$216,070	$190,432
Liquidity	7,360	5,855
Liquidity-Securities lending	6,898	9,925
Equity	9,397	9,443
Alternative investment products	8,202	6,934

Subtotal	247,927	222,589

Mutual Funds
Fixed income	24,639	23,924
Liquidity	63,799	58,565
Equity	5,395	4,278

Subtotal	93,833	86,767

Total	$341,760	$309,356

Component Changes in Assets Under Management (Dollar amounts in millions) (unaudited)
	Year ended December 31,
	2004	2003
All Accounts
Beginning assets under management	$309,356	$272,841
Net subscriptions	19,624	22,468
Market appreciation	12,780	14,047

Ending assets under management	$341,760	$309,356

% of Change in AUM from net subscriptions	60.6%	61.5%

Separate Accounts
Beginning assets under management	$222,589	$183,513
Net subscriptions	12,918	26,540
Market appreciation	12,420	12,536

Ending assets under management	247,927	222,589

Mutual Funds
Beginning assets under management	86,767	89,328
Net subscriptions (redemptions)	6,706	(4,072)
Market appreciation	360	1,511

Ending assets under management	93,833	86,767

Total	$341,760	$309,356

BlackRock, Inc.

Assets Under Management

Quarterly Trend

(Dollar amounts in millions)

(unaudited)

	2003	2004				Year ended December 31, 2004
	December 31	March 31	June 30	September 30	December 31
Separate Accounts
Fixed Income
Beginning assets under management	$156,574	$190,432	$202,055	$199,762	$211,075	$190,432
Net subscriptions	24,113	7,141	1,365	5,201	1,121	14,828
Market appreciation (depreciation)	9,745	4,482	(3,658)	6,112	3,874	10,810

Ending assets under management	190,432	202,055	199,762	211,075	216,070	216,070

Liquidity
Beginning assets under management	5,491	5,855	6,304	6,896	7,703	5,855
Net subscriptions (redemptions)	327	446	591	787	(362)	1,462
Market appreciation	37	3	1	20	19	43

Ending assets under management	5,855	6,304	6,896	7,703	7,360	7,360

Liquidity-Securities lending
Beginning assets under management	6,433	9,925	8,479	8,771	8,636	9,925
Net subscriptions (redemptions)	3,492	(1,446)	292	(135)	(1,738)	(3,027)

Ending assets under management	9,925	8,479	8,771	8,636	6,898	6,898

Equity
Beginning assets under management	9,736	9,443	9,003	8,790	8,129	9,443
Net subscriptions (redemptions)	(2,920)	(684)	(195)	(748)	31	(1,596)
Market appreciation (depreciation)	2,627	244	(18)	87	1,237	1,550

Ending assets under management	9,443	9,003	8,790	8,129	9,397	9,397

Alternative investment products
Beginning assets under management	5,279	6,934	6,342	6,626	7,418	6,934
Net subscriptions (redemptions)	1,528	(486)	220	851	665	1,251
Market appreciation (depreciation)	127	(106)	64	(59)	118	17

Ending assets under management	6,934	6,342	6,626	7,418	8,202	8,202

Total Separate Accounts
Beginning assets under management	183,513	222,589	232,183	230,845	242,961	222,589
Net subscriptions (redemptions)	26,540	4,971	2,273	5,956	(283)	12,918
Market appreciation (depreciation)	12,536	4,623	(3,611)	6,160	5,248	12,420

Ending assets under management	$222,589	$232,183	$230,845	$242,961	$247,927	$247,927

Mutual Funds
Fixed Income
Beginning assets under management	$19,012	$23,924	$24,742	$23,780	$24,460	$23,924
Net subscriptions (redemptions)	4,295	598	(264)	270	197	801
Market appreciation (depreciation)	617	220	(698)	410	(18)	(86)

Ending assets under management	23,924	24,742	23,780	24,460	24,639	24,639

Liquidity
Beginning assets under management	66,588	58,565	58,986	50,276	51,498	58,565
Net subscriptions (redemptions)	(8,035)	420	(8,710)	1,222	12,309	5,241
Market appreciation (depreciation)	12	1	—	—	(8)	(7)

Ending assets under management	58,565	58,986	50,276	51,498	63,799	63,799

Equity
Beginning assets under management	3,728	4,278	4,761	4,753	4,546	4,278
Net subscriptions (redemptions)	(332)	351	4	(146)	455	664
Market appreciation (depreciation)	882	132	(12)	(61)	394	453

Ending assets under management	4,278	4,761	4,753	4,546	5,395	5,395

Total Mutual Funds
Beginning assets under management	89,328	86,767	88,489	78,809	80,504	86,767
Net subscriptions (redemptions)	(4,072)	1,369	(8,970)	1,346	12,961	6,706
Market appreciation (depreciation)	1,511	353	(710)	349	368	360

Ending assets under management	$86,767	$88,489	$78,809	$80,504	$93,833	$93,833

BlackRock, Inc.

Assets Under Management

Quarterly Trend

(Dollar amounts in millions)

(unaudited)

		2004				Year ended
	December 31	March 31	June 30	September 30	December 31,	December 31, 2004
Mutual Funds
BlackRock Funds
Beginning assets under management	$18,115	$18,354	$18,985	$16,603	$16,305	$18,354
Net subscriptions (redemptions)	(523)	427	(2,110)	(391)	60	(2,014)
Market appreciation (depreciation)	762	204	(272)	93	340	365

Ending assets under management	18,354	18,985	16,603	16,305	16,705	16,705

BlackRock Global Series
Beginning assets under management	211	838	1,026	1,293	1,299	838
Net subscriptions (redemptions)	521	181	275	(21)	(117)	318
Market appreciation (depreciation)	106	7	(8)	27	41	67

Ending assets under management	838	1,026	1,293	1,299	1,223	1,223

BlackRock Liquidity Funds
Beginning assets under management	59,576	52,870	53,159	45,854	47,087	52,870
Net subscriptions (redemptions)	(6,706)	289	(7,305)	1,233	11,374	5,591
Market depreciation	—	—	—	—	(8)	(8)

Ending assets under management	52,870	53,159	45,854	47,087	58,453	58,453

Closed End
Beginning assets under management	10,771	13,961	14,552	14,233	14,895	13,961
Net subscriptions	2,547	449	111	433	520	1,513
Market appreciation (depreciation)	643	142	(430)	229	(5)	(64)

Ending assets under management	13,961	14,552	14,233	14,895	15,410	15,410

Other Commingled Funds
Beginning assets under management	655	744	767	826	918	744
Net subscriptions	89	23	59	92	1,124	1,298

Ending assets under management	744	767	826	918	2,042	2,042

Total Mutual Funds
Beginning assets under management	89,328	86,767	88,489	78,809	80,504	86,767
Net subscriptions (redemptions)	(4,072)	1,369	(8,970)	1,346	12,961	6,706
Market appreciation (depreciation)	1,511	353	(710)	349	368	360

Ending assets under management	$86,767	$88,489	$78,809	$80,504	$93,833	$93,833